Exhibit 99.1

PetVivo Reports Second Quarter of Fiscal 2024 Financial Results

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (November 14, 2023) – PetVivo Holdings, Inc. (Nasdaq: PETV), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for the three months ended September 30, 2023 (“second quarter of 2024”).

Key highlights from the second quarter of 2024 and through November 14, 2023, include the following:

●	Released clinical study results which demonstrate the benefit and tolerability of an intra-articular injection of Spryng™ into the stifle joint for dogs with suspected cruciate ligament rupture (similar to ACL tear in humans);
●	Raised $2.35 million from the sale of the Company’s common stock in a convertible note offering and a registered direct offering in the second quarter of 2024;
●	Entered into an At-The-Market Sales Agreement (“ATM Sales Agreement”) with ThinkEquity, LLC for the sale of shares of the Company’s common stock with an aggregate offering price of up to $2.5 million.

Subsequent to September 30, 2023, the Company raised an aggregate of $870,000 in gross proceeds from sales under its ATM Sales Agreement.

Management Commentary

“We are excited about the progress the Company has made this past quarter, including the recent release to the veterinary community of beneficial clinical trial results related to PetVivo’s innovative medical device, Spryng™ with OsteoCushion™ Technology,” said John Lai, Chief Executive Officer of PetVivo Holdings, Inc. “The clinical trial data and corresponding results, provided by Ethos Veterinary Health, a nationally renowned operator of 145 world-class specialty veterinary hospitals, indicated significant improvement in the thirty-nine dogs injected with Spryng. All primary and secondary clinical endpoints related to pain, lameness and quality of life were achieved. This clinical trial demonstrates that Spryng™ is a reasonable, non-invasive alternative for patients with cranial cruciate disease (“CCD”) when patient and/or owner factors preclude surgical intervention.”

Second Quarter Financial Results

For The Three Months Ended September 30, 2023 Compared to The Three Months Ended September 30, 2022

Total Revenues. Revenues were $207,366 and $223,280 for three months ended September 30, 2023 and 2022, respectively. Revenues in the three months ended September 30, 2023 consist of sales of our Spryng™ product to MWI Veterinary Supply Co. (“our Distributor”) of $143,606 and to veterinary clinics in the amount of $63,760. In the three months ended September 30, 2022, our revenues of $223,280 consisted of sales of our Spryng™ product to our Distributor of $118,264 and to veterinary clinics in the amount of $105,016.

Cost of Sales. Cost of sales was $140,913 and $148,149 for the three months ended September 30, 2023 and 2022, respectively. Cost of sales includes product costs related to the sale of our Spryng™ product and labor and overhead costs.

Operating Expenses. Operating expenses were $3,010,796 and $2,194,689 for the three months ended September 30, 2023 and 2022, respectively. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The increase is primarily due to increased general and administrative expenses and sales and marketing expenses related to the sale of our Spryng™ product.

Operating Loss. As a result of the foregoing, our operating loss was $2,944,343 and $2,119,568 for the three months ended September 30, 2023 and 2022, respectively. The increase was related to costs to support the launch of Spryng™.

Other (Expense) Income. Other expense was $716,810 for the three months ended September 30, 2023 as compared to other income of $7,979 for the three months ended September 30, 2022. Other expense in 2023 consisted of a loss on extinguishment of debt of $534,366, a settlement to a former employee and interest expense. Other income in 2022 consisted of net interest income.

Net Loss. Our net loss for the three months ended September 30, 2023 was $3,661,153 or ($0.28) per share as compared to a net loss of $2,111,589 or ($0.21) per share for the three months ended September 30, 2022. The increase was related to the costs to support the launch of Spryng™ and loss on extinguishment of debt. The weighted average number of shares outstanding was 12,987,641 and 10,053,463 for the three months ended September 30, 2023 and 2022, respectively.

Year to Date Financial Results

Revenues. Revenues were $324,549 for six the months ended September 30, 2023 compared to revenues of $281,454 in the six months ended September 30, 2022. Revenues in the six months ended September 30, 2023 consisted of sales of our Spryng™ product to our Distributor of $177,395 and to veterinary clinics in the amount of $147,154. In the six months ended September 30, 2022, our revenues of $281,454 consisted of sales of our Spryng™ product to our Distributor of $118,264 and to veterinary clinics in the amount of $163,190.

Cost of Sales. Cost of sales was $223,183 and $201,179 for the six months ended September 30, 2023 and 2022, respectively. Cost of sales includes product costs related to the sale of products and labor and overhead costs.

Operating Expenses. Operating expenses were $5,939,287 and $4,165,936 for the six months ended September 30, 2023 and 2022, respectively. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The increase is primarily due to increased general and administrative expenses and sales and marketing expenses related to the sale of our Spryng™ product.

Operating Loss. As a result of the foregoing, our operating loss was $5,837,920 and $4,085,661 for the six months ended September 30, 2023 and 2022, respectively. The increase in our operating loss, was related to the costs to support the launch of Spryng™, stock issued for services and stock compensation.

Other (Expense) Income. Other expense was $716,810 for the six months ended September 30, 2023 as compared to other income of $8,644 for the six months ended September 30, 2022. Other expense in 2023 consisted of a loss on extinguishment of debt of $534,366, a settlement to a former employee and interest expense. Other income in 2022 consisted of interest income.

Net Loss. Our net loss for the six months ended September 30, 2023 was $6,554,730 or ($0.53) per share as compared to a net loss of $4,077,017 or ($0.41) per share for the six months ended September 30, 2022. The weighted average number of shares outstanding was 12,325,973 and 10,021,090 for the six months ended September 30, 2023 and 2022, respectively.

Balance Sheet and Inventory

As of September 30, 2023, our current assets were $2,015,826, including $55,254 in cash and cash equivalents. Our working capital as of September 30, 2023 was $100,517.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on the Company’s Investor Relations website at:

https://audience.mysequire.com/webinar-view?webinar_id=13014345-4054-48e0-b0d9-f0b425d9e51c

A replay of the webcast will be available through the same link following the conference call. Participants can also access the call using the dial-in details below:

Date: November 14, 2023

Time: 4:00 p.m. CT (5:00 pm ET)

Dial-in number: +1 669 444 9171

Conference ID: 88693059825

Passcode: 802278

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. (the “Company”) is in the business of licensing and commercializing its proprietary medical devices and biomaterials for the treatment and/or management of afflictions and diseases in animals, initially for dogs and horses. The Company began commercialization of its lead product Spryng™ with OsteoCushion™ Technology, a veterinarian-administered, intraarticular injection for the management of lameness and other joint afflictions such as osteoarthritis in dogs and horses in September 2021. The Company has a pipeline of additional products for the treatment of animals in various stages of development. A portfolio of twenty patents protects the Company’s biomaterials, products, production processes and methods of use.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Disclosure Information

The Company uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information, and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

(Tables to follow)

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2023 (Unaudited)	March 31, 2023

Assets:
Current Assets
Cash and cash equivalents	$55,254	$475,314
Accounts receivable	155,888	86,689
Inventory	434,080	370,283
Prepaid expenses and other assets	1,370,604	491,694
Total Current Assets	2,015,826	1,423,980

Property and Equipment, net	665,381	630,852

Other Assets:
Operating lease right-of-use asset	1,318,666	317,981
Patents and trademarks, net	34,374	38,649
Security deposit	27,490	27,490
Total Other Assets	1,380,530	384,120
Total Assets	$4,061,737	$2,438,952

Liabilities and Stockholders’ Equity:

Current Liabilities
Accounts payable	$912,040	$588,713
Accrued expenses	818,357	779,882
Operating lease liability – short term	177,773	78,149
Note payable and accrued interest	7,139	6,936
Total Current Liabilities	1,915,309	1,453,680
Non-Current Liabilities
Note payable and accrued interest (net of current portion)	16,856	20,415
Operating lease liability (net of current portion)	1,140,893	239,832
Total Non-Current Liabilities	1,157,749	260,247
Total Liabilities	3,073,058	1,713,927
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock, par value $0.001, 20,000,000 shares authorized, no shares issued and outstanding at September 30, 2023 and March 31, 2023	-	-
Common Stock, par value $0.001, 250,000,000 shares authorized, 13,841,731 and 10,950,220 issued and outstanding at September 30, 2023 and March 31, 2023, respectively	13,842	10,950
Common Stock to be Issued	-	137,500
Additional Paid-In Capital	79,373,596	72,420,604
Accumulated Deficit	(78,398,759)	(71,844,029)
Total Stockholders’ Equity	988,679	725,025
Total Liabilities and Stockholders’ Equity	$4,061,737	$2,438,952

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Revenues	$207,366	$223,280	$324,549	$281,454

Cost of Sales	140,913	148,159	223,182	201,179
Gross Profit	66,453	75,121	101,367	80,275

Operating Expenses:

Sales and Marketing	1,078,725	867,985	2,020,611	1,524,554
Research and Development	240,281	140,384	464,088	212,040
General and Administrative	1,691,790	1,186,320	3,454,588	2,429,342

Total Operating Expenses	3,010,796	2,194,689	5,939,287	4,165,936

Operating Loss	(2,944,343)	(2,119,568)	(5,837,920)	(4,085,661)

Other (Expense) Income
Loss on Extinguishment of Debt	(534,366)	-	(534,366)	-
Settlement Expense	(180,000)	-	(180,000)	-
Interest (Expense) Income	(2,444)	7,979	(2,444)	8,644

Total Other (Expense) Income	(716,810)	7,979	(716,810)	8,644
	-	-	-	-
Loss before taxes	(3,661,153)	(2,111,589)	(6,554,730)	(4,077,017)

Income Tax Provision	-	-	-	-

Net Loss	$(3,661,153)	$(2,111,589)	$(6,554,730)	$(4,077,017)

Net Loss Per Share:
Basic and Diluted	$(0.28)	$(0.21)	$(0.53)	$(0.41)

Weighted Average Common Shares Outstanding:
Basic and Diluted	12,987,641	10,053,463	12,325,973	10,021,090